Exhibit 3.4

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CYPRESS ENERGY PARTNERS - TIR, LLC

A Delaware Limited Liability Company

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Cypress Energy Partners — TIR, LLC (the “Company”), is made and entered into as of [ ˜ ], [ ˜ ] by Cypress Energy Investments, LLC, a Delaware limited liability company and the sole member of the Company (the “Sole Member”) and hereby amends and restates in its entirety the Limited Liability Company Agreement of the Company, dated as of May 20, 2013.

1.        Formation. The Sole Member formed the Company as a Delaware limited liability company effective as of May 20, 2013 under and pursuant to the Delaware Limited Liability Company Act (the “DLLCA”).

2.        Name. The name of the Company is “Cypress Energy Partners — TIR, LLC.”

3.        Term. The Company shall have perpetual existence.

4.        Purpose. The sole purposes of the Company are to (i) own, directly or indirectly, ownership interests in Tulsa Inspection Resources, LLC, Tulsa Inspection Resources – Nondestructive Examination, LLC, Tulsa Inspection Resources Holdings, LLC and any other entities that are controlled, directly or indirectly, by Cypress Energy Partners, L.P.; (ii) make distributions to its Sole Member; (iii) engage in activities that are necessary or related to the purposes in clauses (i) and (ii); (iv) engage in other activities that are contemplated by the Omnibus Agreement entered into on January [ ˜ ], 2014 by and among the Company, Cypress Energy Holdings, LLC, Cypress Energy Management, LLC, Cypress Energy Partners, L.P., Cypress Energy Partners GP, LLC, Foley Inspection Services ULC, Tulsa Inspection Resources, LLC, Tulsa Inspection Resources – Canada ULC, Tulsa Inspection Resources – Nondestructive Examination, LLC, Tulsa Inspection Resources Holdings, LLC, Mr. Charles C. Stephenson, Jr. and Ms. Cynthia Field; and (v) engage in other actions as approved by the conflicts committee of the board of directors of the general partner of Cypress Energy Partners, L.P.; provided that, except as permitted in clause (v) above, the Company shall not incur indebtedness or other liabilities and shall not engage in an active trade or business.

5.        Sole Member. The Sole Member shall be the sole member of the Company. The Sole Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided for in the DLLCA.

6.        Distributions. The Sole Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

7.        Taxes.

a.     Returns. The Sole Member shall prepare and timely file (on behalf of the Company) all state and local tax returns, if any, required to be filed by the Company.

b.     Tax Status: As long as the Company has only one member, it is the intention of the Company and the Sole Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Sole Member shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company's tax status as a disregarded entity.

c.     Income and Deductions. All items of income, gain, loss, deduction and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction and credit of the Sole Member.

d.     Tax Matters Member. The Sole Member shall serve as the “tax matters partner” (as such term is defined Section 6231 of the Internal Revenue Code of 1986, as amended) for the Company.

8.        Management. The management of the Company shall be vested in the Sole Member. All action taken by the Company shall be taken only with the consent of the Sole Member. The Sole Member may delegate its power and authority from time to time to one or more any such person an “Authorized Persons” on such terms and conditions as the Sole Member may determine. Any Authorized Person so designated shall have such title and authority and perform such duties as the Sole Member may, from time to time, designate or as are normally associated with such office.

9.        Exculpation and Indemnity. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, neither the Sole Member nor the Authorized Persons (individually a “Covered Person” and, collectively, the “Covered Persons”) shall be liable or accountable in damages or otherwise to the Company for any act or omission done or omitted by a Covered Person in good faith, unless such act or omission constitutes willful misconduct. The Company shall indemnify each Covered Person to the fullest extent permitted by law against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the Covered Person (including, without limitation, reasonable attorneys’ fees and disbursements incurred in the defense thereof) arising out of any act or omission of the Covered Person in connection with the Company, unless such act or omission constitutes bad faith, gross negligence or willful misconduct on the part of the Covered Person.

10.        Fiduciary Duties: The Sole Member shall have no fiduciary or other duty to the Company or any other person or entity that is a party to or is otherwise bound by this Agreement other than the implied contractual covenant of good faith and fair dealing.

11.        Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect. No other event will cause the Company to dissolve.

12.        Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware (excluding its conflict-of-laws rules).

13.        Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Sole Member.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, has caused this Agreement to be duly executed as of the date first set forth above.

SOLE MEMBER:

CYPRESS ENERGY INVESTMENTS, LLC,
a Delaware limited liability company

By:
Name: Peter C. Boylan, III
Title: President & Chief Executive Officer